Exhibit 99.5
(Form of Agreement)

[TRANSLATED FROM SPANISH]

TERMINATION OF CUSTODY AGREEMENT

This document is made and entered into in Santiago de Chile, as of this 28th day of September, 2012, by and among

INVERSIONES FREIRE S.A. (formerly “Inversiones Freire Limitada”) (“Freire Uno”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at Avenida El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 96.450.000-2, herein represented by Messrs. José Said Saffie and José Antonio Garcés Silva;

INVERSIONES FREIRE DOS S.A. (formerly “Inversiones Freire Dos Limitada”) (“Freire Dos”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at Avenida El Golf 150, 18th Floor, Las Condes, Santiago, Tax Identification No. 78.816.440-8, herein represented by Messrs. José Said Saffie and José Antonio Garcés Silva (for the purposes of this document, Freire Uno and Freire Dos will be collectively referred to hereinafter as the “Grantors”);

BANCO DE CHILE (“Banco de Chile”), a banking corporation duly organized and existing under the laws of Chile, in its capacity as the legal successor of CITIBANK, N.A., Chile Branch (“Citibank Chile”), both domiciled for the purposes of this document at Avenida Andrés Bello 2687, 3rd Floor, Las Condes, Santiago, herein represented by Messrs. Antonio Blázquez Dubreuil and Uri Heiz Manz Leclerc, which acted on behalf of CITIBANK, N.A.;

THE COCA‑COLA COMPANY (“TCCC”), a corporation duly organized and existing under the laws of the State of Delaware, United States of America, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, herein represented by Mr. [•];

COCA‑COLA INTERAMERICAN CORPORATION (“Interamerican”), a corporation duly organized and existing under the laws of the State of Delaware, United States of America, Tax Identification No. 59.053.710-1, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, herein represented by Mr. [•]; and

SERVICIOS Y PRODUCTOS PARA BEBIDAS REFRESCANTES SRL. (“SPBR”), the legal successor company of “Coca-Cola de Argentina S.A.” duly organized and existing under the laws of the Argentine Republic, Tax Identification No. 59.053.720-9, for the purposes of this document domiciled at One Coca-Cola Plaza, N.W., Atlanta, Georgia, United States of America, herein represented by Ms. Sylvia Chamorro Giné, (for the purposes of this document, TCCC, Interamerican and SPBR, will be collectively referred to hereinafter as the “Beneficiaries”); and

EMBOTELLADORA ANDINA S.A. (“Andina”), a corporation duly organized and existing under the laws of Chile, for the purposes of this document domiciled at Avenida El Golf 40, 4th Floor, Las Condes, Santiago, Tax Identification No. 91.144.000-8, herein represented by Messrs. Andrés Wainer Pollack and Jaime Cohen Arancibia; parties of the second part; all the appearing parties are of age and agree as follows:

RECITALS

WHEREAS by private document executed on September 5, 1996 and amended on December 17, 1996, Freire Uno, Freire Dos, TCCC, Interamerican, SPBR (formerly called Coca-Cola de Argentina S.A.), Andina and Citibank Chile entered into an Option Agreement and a Custody Agreement (hereinafter referred to as the “Option and Custody Agreement”);

WHEREAS in Section Eleven of the Option and Custody Agreement, the Grantors and Citibank Chile entered into a custody agreement for the Shares under the Option (as such terms are defined in the Option and Custody Agreement), being the Grantors bound to pay Citibank, for the rendering of the services set forth in such custody agreement, the fees agreed upon in such document. On the other hand, the Grantors, Citibank Chile and the Beneficiaries agreed and accepted therein that the provisions of such custody agreement are, certainly, irrevocable;

WHEREAS, for the purpose of no longer incurring in the costs associated to the custody agreement, the Grantors want to terminate the custody agreement entered into with Citibank Chile; and

WHEREAS the Grantors have requested Interamerican to accept and take in custody, free of charge, the Shares included in the Option, in such a way that, immediately upon the termination of the aforementioned agreement with Citibank Chile, the Grantors will enter into with Interamerican, as part of the Option and Custody Agreement, a custody agreement to such end;

NOW, THEREFORE, and pursuant to the foregoing, the parties that appear herein in the capacities mentioned above, agree as follows:

FIRST: Termination of the custody agreement entered into between the Grantors and Citibank Chile.

The Grantors and Banco de Chile, in its capacity as legal successor of Citibank Chile, duly represented as indicated above, herein terminate the custody agreement entered into by and between them as set forth in Section Eleven of the Option and Custody Agreement.

On the one hand, as instructed by the Grantors, Banco de Chile herein physically delivers to Interamerican the certificates which evidence all the Shares held in custody by Citibank Chile, as detailed below:

Certificate No.	Number of Shares
1,171	80,784,896
1,172	39,851,548
1,173	1,964,554
1,174	17,265,921
1,175	621,792
1,176	1,201,472
1,177	1,141,399
1,178	1,053,688
1,179	19,283,649
1,180	2,402,944
1,181	9,227,000
1,182	15,000
1,183	726,261
1,184	10,161,845
3,906	14,300,000

On the other hand, Interamerican, duly represented as indicated above, herein acknowledges satisfactory receipt of all the certificates detailed above.

The Grantors and Banco de Chile mutually and reciprocally grant a full and complete release in connection with the custody agreement entered into by and between them, as set forth in Section Eleven of the Option and Custody Agreement and declare that they release each other from any and all liabilities and claims that they may have arising from such Agreement.

The Beneficiaries and Andina state that they agree to the termination of the custody agreement between the Grantors and Banco de Chile, pursuant to the foregoing provisions.

SECOND: Scope.

It is expressly stated that the amendment to the Option and Custody Agreement agreed and accepted herein solely relates to Section Eleven of such agreement and, therefore, nothing in this document intends to or shall have the effect of modifying in any way the terms and provisions of the Option and Custody Agreement other than Section Eleven thereof and the remaining terms and provisions will continue in full force. Furthermore, Freire Uno and Freire Dos expressly declare that this document does not alter in any way the rights to which the Beneficiaries are entitled under the Option and Custody Agreement, including but not limited to the Option (as this term is defined in the Option and Custody Agreement), and therefore, all the rights to which the Beneficiaries are entitled pursuant to the aforementioned Option and Custody Agreement remain in full force.

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Section Third and signature pages follow.]

THIRD: Counterparts.

This document is executed in seven counterparts each of which shall be deemed an original and signed on the same date, one for each of the appearing parties.

_______________________________

p.p. Inversiones Freire S.A.

_______________________________

p.p. Inversiones Freire Dos S.A.

_______________________________

p.p. Banco de Chile (legal successor of Citibank, N.A., Chilean Branch)

__________________________________

p.p. The Coca-Cola Company

__________________________________

p.p. Coca-Cola Interamerican Corporation

_______________________________

p.p. Servicios y Productos para Bebidas Refrescantes S.R.L.

_______________________________

p.p. Embotelladora Andina S.A.